MORTGAGE NOTE

$20,000,000.00	March 30, 2006	New York, New York

FOR VALUE RECEIVED, TIOGA DOWNS RACETRACK, LLC, a New York limited liability company, with offices c/o Newmark Knight Frank, 125 Park Avenue, New York, New York 10017 (the “Maker”) promises to pay to RCG LONGVIEW II, L.P., a limited partnership organized under the laws of the state of Delaware having its principal offices at Seven Penn Plaza, Suite 512, New York, New York 10001, (the “Payee”), or such other place as may be designated in writing by the holder of this Note, the principal sum of Twenty Million and 00/100 ($20,000,000.00) Dollars, payable with a payment of interest only on the unpaid principal balance at the rate of twelve (12%) percent per annum from the date hereof up to and including March 31, 2006 and with monthly payments of interest only at the rate of twelve (12%) percent per annum, commencing on May 1, 2006 and monthly thereafter on the first day of each month to and including April 1, 2007 when the balance of principal then remaining unpaid shall become due and payable, together with all accrued and unpaid interest thereon.

In addition to the foregoing payments of principal and interest, and in addition to any other amounts which may be due to Payee hereunder, Maker shall pay to Payee, at the time of full or partial repayment of the indebtedness hereunder, whether at maturity, as the result of a prepayment, as the result of acceleration or otherwise, a fee (the “Exit Fee”) equal to one (1%) percent of the portion of the principal amount so repaid, as additional interest.

If any payment or prepayment of principal hereunder is made other than in immediately available funds, the interest required to be paid in connection therewith shall be calculated up to and including the third (3rd) business day after receipt of such payment or prepayment, in order to allow for clearing and collection of the amount paid or prepaid. All payments or prepayments of principal in excess of $100,000.00 shall be made by way of federal funds wire transfer of immediately available funds.

IT IS HEREBY EXPRESSLY AGREED, that the said principal sum evidenced by this Note shall become due at the option of the holder hereof on the happening of any Event of Default (as defined in the Mortgage, as hereinafter defined) said principal sum may or shall become due and payable; also, that all of the covenants, conditions and agreements contained in said Mortgage are hereby made part of this instrument.

Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

This Note is secured by a mortgage made by the Maker to the Payee of even date herewith (the “Mortgage”) on the property known as Tioga Downs Racetrack and located at 2384 West River Road, Nichols, New York.

This Note may not be changed or terminated orally.

TIOGA DOWNS RACETRACK, LLC By: AMERICAN RACING AND ENTERTAINMENT, LLC its sole member

By:	/s/ Jeffrey Gural
Name: Jeffrey Gural
Title: Director

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the 30th day of March, 2006, before me, the undersigned, personally appeared Jeffrey Gural, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

/s/
Notary Public